Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:	Company Contact:
Brad Holmes, Director Investor Relations	Bryce Rhodes
(713) 328-0250	President and CEO
bholmes@whittierenergy.com	(713) 850-1880

Whittier Announces Closing of Imperial Acquisition

HOUSTON, TX – August 10, 2006. – Whittier Energy Corporation (NASDAQ:WHIT) announced today that it has completed its acquisition of three oil and gas fields located in Mississippi and Texas from Imperial Petroleum, Inc. for approximately $10.6 million, with an effective date of February 1, 2006. The Company acquired 17 operated producing wells, minor interests in four additional non-operated producing wells, and 4 shut-in operated wells awaiting a workover rig. Current net daily production is approximately 25 barrels of oil per day (Bopd) and 250 thousand cubic feet of natural gas per day (Mcfd), or 400 thousand cubic feet of natural gas equivalent (Mcfed).  In addition, Whittier has identified 15 proved undeveloped locations on the properties that have the potential to add approximately 3 Mmcfe per day of net production in 2007.  The Company has budgeted an additional $3 million in capital to develop these properties during the remainder of 2006 and has identified $11 million of potential capital expenditures in 2007. The properties are located in large, long-lived producing fields including the Carthage Field in East Texas and the Bovina Field in Mississippi.  The Company has an average 50% working interest and 36% net revenue interest in the acquired properties.

Bryce Rhodes, President and CEO of Whittier commented, “The Imperial acquisition provides Whittier with some excellent proved undeveloped locations along with opportunities to increase production through operational and mechanical changes to the wells and production facilities.”  Mr. Rhodes added, “The closing of this and the previously announced Westhoff Ranch acquisition in June are consistent with our strategy of growing our business and enhancing shareholder value through a combination of acquiring, exploiting and exploring oil and gas properties.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas, Louisiana and Mississippi. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

Forward-Looking Statements

This news release includes projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These projections or statements reflect Whittier’s current views about future events and performance. No assurances can be given that these events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the possibility that the acquisition may involve unexpected costs, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, the availability and costs of drilling rigs and other oilfield services, drilling and operating risks, exploration and development risks, and other risks inherent in Whittier’s business that are detailed in its Securities and Exchange Commission filings. Whittier assumes no obligation and expressly disclaims any duty to update the information contained in this news release except as required by law.

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